EXHIBIT 4.1-SAMPLE CERTIFICATE

                                                   Certificate No.______________


                          ASSOCIATION FOR INVESTMENT IN
                      UNITED STATES GUARANTEED ASSETS, INC.

                           SINGLE PAYMENT FACE AMOUNT
                              CERTIFICATE SERIES 28

         THIS IS TO CERTIFY that in consideration of the payment of heretofore made to it ASSOCIATION FOR INVESTMENT IN UNITED STATES GUARANTEED ASSETS, INC. ( the Company ) agrees, subject to all of the conditions and provisions of this certificate, to pay to


("the Owner") at the maturity of this certificate the face amount hereof in the sum of or in such installments as may be elected hereunder.

         The foregoing provisions, together with all the conditions and provisions in Articles l through l0 hereinafter set forth and hereby made a part of this certificate as if fully set forth herein, constitute the entire agreement of the Company with the Owner.

         IN WITNESS WHEREOF the Company has caused this certificate to be duly executed at New York, New York.

                   ASSOCIATION FOR INVESTMENT IN UNITED STATES
                             GUARANTEED ASSETS, INC

Dated: December 12, 1975                             By

Authenticated as of:.................................


By________________________________________
AUTHORIZED SIGNATURE

ARTICLE 1. MAINTENANCE OF RESERVES

         (a) The Company will maintain at all times the minimum certificate reserves on all its outstanding face-amount certificates in an aggregate amount calculated and adjusted as required by Section 28(a) (2) (E) of the Investment Company Act of 1940 as it exists on the date this certificate is issued. The amount of the reserve shall at any time be at least equal to (1) such amount as and when accumulated at a rate not to exceed 3 1/2 per centum per annum compounded annually, will provide the amount or amounts payable when due and (2) such amount as shall have been credited to the account of each such certificate holder in the form of any credit, or any dividend, or any interest in addition to the minimum maturity amount specified in the certificate, plus any accumulations on any amount or amounts so credited, at a rate not exceeding 3 1/2 per centum per annum compounded annually;

         (b) Prior to maturity and to the effective date of an election under
Article 5 to receive term installment payments, the Company will maintain reserves for each $400 paid for this certificate as follows (rounded to the nearest dollar):

                                                                     Minimum        Total
        Year-End                                                     Reserves      Payments
        --------                                                     --------      --------
     Purchase........................................................ $  380        $  400
        1............................................................    393           400
        2............................................................    407           400
        3............................................................    421           400
        4............................................................    436           400
        5............................................................    451           400
        6............................................................    467           400
        7............................................................    484           400
        8............................................................    500           400
        9............................................................    518           400
        10...........................................................    536           400
        11...........................................................    555           400
        12...........................................................    574           400
        13...........................................................    594           400
        14...........................................................    615           400
        15...........................................................    637           400
        16...........................................................    659           400
        17...........................................................    682           400
        18...........................................................    706           400
        19...........................................................    731           400
        20...........................................................    756           400
        21...........................................................    783           400
        22...........................................................    810           400
        23...........................................................    838           400
        24...........................................................    868           400
        25...........................................................    898           400
        26...........................................................    930           400
        27...........................................................    962           400
        28...........................................................    996           400
        28.13 (maturity).............................................  1,000           400

The reserves will accumulate interest at the rate of 3 1/2% per annum compounded annually. During the same period, the Company will also maintain the reserve required by Article 8(a) with respect to any additional credits granted pursuant to the provisions thereof.

          (c) From the effective date of an election of any Settlement Option under Article 5, the Company will maintain a reserve in respect of this certificate which shall consist of such amount as will when accumulated at the rate of 3 1/2%, per annum, compounded annually, provide the amount or amounts payable when due and also the reserve required by Article 8(b) with respect to any additional credits granted pursuant to the provisions thereof.

ARTICLE 2. QUALIFIED INVESTMENTS

         The Company will maintain cash or investments having a total value at least equal to the aggregate amount of the reserves required under the provisions of this certificate. The Company is restricted by its Articles of Incorporation to investments in mortgage loans guaranteed by the Veterans Administration or insured by FHA (FHA and VA mortgages) GNMA Certificates and other U. S. Government Securities which include United States Treasury Bonds, Notes and Bills, Treasury Certificates of Indebtedness and securities issued by instrumentalities of the United States Government, such as Federal Land Bank Bonds, Federal Home Loan Bank Bonds and Notes, Federal National Mortgage Association Debentures and Notes and Federal Intermediate Credit Bank Debentures. Investments shall be valued, for all purposes under this certificate, in accordance with any applicable provisions of the Code of the District of Columbia. Any investments to which such provisions are not applicable shall be valued in such manner as the Securities and Exchange Commission shall prescribe.

ARTICLE 3. DEPOSIT OF ASSETS

         The Company will deposit and maintain cash and qualified investments with one or more independent depositaries as provided by agreements with such depositary or depositaries, or otherwise, in such manner and amount as shall be in conformity with or allowed by the provisions of Section 28(c) of the Investment Company Act of 1940 and the rules, regulations and orders of the Securities and Exchange Commission made from time to time pursuant thereto. Any assets so deposited and any assets deposited in conformity with any statute or any rule, regulation, or order or requirement of any state or of any official or agency thereof, made from time to time, shall be deemed to be maintained by the Company under the requirements of Article 2.

ARTICLE 4. MATURITY OF CERTIFICATE

         This certificate shall mature 28.13 years from the date of its execution unless prior to that date it has been surrendered pursuant to Article 6 or an election to receive a settlement option under Article 5 has become effective. The maturity value of this certificate will be $1,000 for each $400 of the amount paid for this certificate. The maturity value will be increased by the amount of additional credits, together with accumulations thereon, granted pursuant to Article 8(a).

ARTICLE 5. SETTLEMENT OPTIONS

         Each of the settlement options provided in this article is subject to the general provisions governing settlement options subsequently set forth in this article.

OPTION A. TERM INSTALLMENT PAYMENTS

         By an election made at least 30 days before but effective at maturity Owner may elect to receive the total value of this certificate, together with interest thereon, in installment payments of not less than $500 per quarter not more often than quarterly on the following payment dates: January 15, April 15, July 15, October 15. Each payment, including the first shall be made on the payment date next after maturity and shall be continued until the total value of this certificate and any additional interest or additional credits have been disbursed in the installments elected. The balance remaining in the hands of the Company will accrue interest compounded annually at 3 1/2% and additional credits which may be granted pursuant to Article 8(b).

OPTION B. DEFERRED INTEREST

         By an election made at least 30 days before but effective at maturity, Owner may elect to leave with the Company all or any part of the total value of this certificate as of such date to earn interest for an additional period of up to 20 years as designated by Owner. The amount so left will earn interest at the rate of 3 1/2% per annum compounded annually as set forth in the following table.

                     TABLE OF VALUES UNDER DEFERRED INTEREST

                               OPTION (PER $1,000)

    Year-End                   Amount       Year-End                  Amount
    --------                   ------       --------                  ------
      1st.................   $1,035.00        11th................   $1,459.97
      2nd.................    1,071.23        12th................    1,511.07
      3rd.................    1,108.72        13th................    1,563.96
      4th.................    1,147.52        14th................    1,618.69
      5th.................    1,187.69        15th................    1,675.35
      6th.................    1,229.26        16th................    1,733.99
      7th.................    1,272.28        17th................    1,794.68
      8th.................    1,316.81        18th................    1,857.49
      9th.................    1,362.90        19th................    1,922.50
     10th.................    1,410.60        20th................    1,989.79

         The values shown above may be further increased by additional credits and interest thereon, if any such credits have been granted pursuant to Article 8(b). The entire amount left under this Option, together with all interest earned thereon and the amount of any reserve under Article 8(b), shall be payable to Owner in a single sum at the end of the period elected by Owner.

GENERAL PROVISIONS GOVERNING SETTLEMENT OPTIONS.

         Every election under any of the foregoing settlement options must be made not less than 30 days prior to maturity by written notice in a form acceptable to the Company and unless previously withdrawn shall become effective upon maturity. If neither Option A nor Option B is elected Owner will receive payment in a single sum the total value of this certificate. No election or combination of elections may be made which would require the Company to make any payment later than twenty years after the date upon which the first election of an option under this article became effective or to make any term installment payment of less than $500 (except for the last installment). At any time after the effective date of an election of any settlement option, Owner may elect to receive payment in a single sum of the amount of the reserve maintained under such option and of any reserve under Article 8(b).

ARTICLE 6. CASH SURRENDER VALUE

         At any time prior to maturity and prior to the effective date of an election to receive a settlement option under Article 5, Owner may surrender this certificate and receive the cash surrender value in a single sum. The initial surrender value shall be $380 for each $400 of the amount paid for a single Series 28 certificate. Thereafter at the end of each year subsequent to its issuance the cash surrender value for each $400 of the amount paid for a single Series 28 certificate shall be the amount shown in the following table (rounded to nearest dollar):

                         TABLE OF CASH SURRENDER VALUES

    Year-                               Year-                                 Year-
     end                  Amount         end                  Amount           end                   Amount
     ---                  ------         ---                  ------           ---                   ------
     1st..............   $  393         11th..............  $  555           21st................   $  783
     2nd..............      407         12th..............     574           22nd................      810
     3rd..............      421         13th..............     594           23rd................      838
     4th..............      436         14th..............     615           24th................      868
     5th..............      451         15th..............     637           25th................      898
     6th..............      467         16th..............     659           26th................      930
     7th..............      484         17th..............     682           27th................      962
     8th..............      500         18th..............     706           28th................      996
     9th..............      518         19th..............     731           28.13 (maturity)....    1,000
     10th.............      536         20th..............     756

         The cash surrender value increases proportionately during each certificate year.

         In addition to the cash surrender value shown above, the Owner will be paid the amount of any reserve maintained under Article 8(a).

         At any time and from time to time when the cash surrender value is in excess of $500.00, in lieu of surrender the Owner may present this certificate and request in writing payment of any portion of the cash surrender value provided that such portion is $500.00 or more. The Company will write upon this certificate the portion paid and return the certificate to the Owner with the payment of the amount requested.

         On each surrender prior to maturity, whether partial or complete there will be a transaction charge of $2.50 to cover clerical and administrative expenses.

ARTICLE 7. CERTIFICATE LOAN PRIVILEGE

         At any time subsequent to the date of issue of the certificate, the Company will loan to Owner solely upon the security of this certificate a minimum amount of $1,000 but not greater than 98% of the cash surrender value of the certificate. The loan will bear interest payable annually in advance at a rate fixed by the Company at the time of making the loan or a renewal thereof. Such rate may be changed on any renewal date by giving at least 15 days' notice thereof to the Owner, but shall not be in excess of 5% per annum. The loan will be for one year but subject to the provisions of this article will be renewed for one or more additional periods of one year if certificate values are sufficient to pay or Owner pays the interest for such an additional period. If interest is not paid when due, it will be added to the indebtedness and bear interest at the same rate as such indebtedness.

         Whenever the indebtedness of the Owner to the Company equals or exceeds 98% of the total value of this certificate, the Company may apply such total in payment to the indebtedness and the certificate shall become void.

         Owner may pay all or part of the total indebtedness at any time while this certificate is in force.

         Upon a final settlement with Owner, the amount of any loan indebtedness shall be deducted from the amount otherwise payable to Owner.

         As evidence of and as security for the loan, Owner shall execute and deliver a note or loan agreement and an assignment of the certificate which may contain such other terms and conditions consistent with this article as the Company may prescribe.

         Borrowed reserves will be ineligible for additional credits.

ARTICLE 8. ADDITIONAL CREDIT

         (a) Prior to maturity or election of Settlement Option.

         Unless an election to receive an optional settlement under Article 5 has become effective, there shall be credited to this certificate at the end of each fiscal year of the Company as an additional credit an additional amount computed as follows:

                  (i) to the extent that the income attributable to the reserves maintained for this certificate exceeds 4 1/2% of such reserves, so much of said excess income as equals 4% of such reserves, plus

                  (ii) one-half of the balance of such excess income attributable to such reserves, if there is any balance remaining, after deducting and crediting out of the income attributable to such reserves:

                           (a) the aforesaid 4% additional credit;

                           (b) 3 1/2% interest due such reserves, and

                           (c) 1% of such reserves to the Company which after
                  expenses of operations and taxes, if any, will be applied to retained earnings of the Company.

         The Company will maintain a reserve which shall consist of any amounts credited pursuant to this article plus accumulations thereon. Accumulation will be at the rate of 3 1/2% per annum compounded annually. The amount of any reserve under this article shall be paid to the Owner upon surrender or at maturity unless Owner has elected to leave such amount after maturity under a settlement option under Article 5. The grant of any additional credits under this paragraph shall be wholly independent of the grant of any additional credits under paragraph (b) of this article and shall be reduced proportionately for any period of the fiscal year during which the reserves behind the certificates were unfunded or ineligible for any reason. For example, if a certificate were purchased after the start of the fiscal year of the Company the reserves would be entitled to additional credits only for such proportionate part of such year as the reserves were funded.

         (b) AFTER ELECTION OF SETTLEMENT OPTION.

         After the effective date of an election of a settlement option under
Article 5, there shall be credited to this certificate an additional amount computed at the end of each fiscal year of the Company as follows: One-half of the excess if any, of the income attributable to the reserves maintained for this certificate over 4 1/2% of such reserves. The Company will maintain a reserve under this article which shall consist of the amount of any such credits not previously paid Owner under Article 5 plus accumulations thereon. Accumulation will be at the rate of 3 1/2% per annum compounded annually. The amount of any reserve under this article shall be paid to Owner as provided in
Article 5. The grant of any additional credits determined under this paragraph shall be wholly independent of the grant of any additional credits under paragraph (a) of this article and shall be reduced proportionately for any period of the fiscal year during which the reserves behind the certificates were unfunded or ineligible for any reason.

ARTICLE 9. TRANSFER OF CERTIFICATE

         This certificate may be transferred on the records of the Company in its home office pursuant to a written assignment or transfer in form acceptable to the Company. This certificate is not a negotiable instrument. No transfer assignment, pledge, delivery or other disposition of the certificate or of Owner's rights under it will in any way bind or affect the Company until written notice thereof has been received in its home office and receipt of such notice duly acknowledged.

ARTICLE 10. MISCELLANEOUS

         Wherever used in this certificate, the words "total value" shall mean the aggregate amount the Owner would be entitled to receive in cash upon surrender or at maturity of this certificate as provided in Article 5 or 6 and
Article 8 at the time such value is being determined. Whenever used in this certificate, the term "year" shall mean any period of twelve consecutive months, which may commence on any day of any calendar month.

         At its option the Company may defer for not more than thirty days any payment to which Owner may become entitled prior to maturity under Article 6 or
7. The Company shall pay interest on the amount deferred at the rate of 3 1/2% per annum for any such period of deferment. Any payment by the Company shall also be subject to such other deferment as may be provided by rules, regulations or orders made by the Securities and Exchange Commission.

         An Owner may surrender his certificate for payment by sending to the Company or its agent Bank a written request accompanied by the certificate which, in the case of complete surrender or choice of a settlement option, shall be duly endorsed. All certificates and all written requests for or elections with respect to payment must be endorsed by the Owner with signatures guaranteed by a commercial bank or by a member of a stock exchange. The Company or its agent may request further documentation from corporations, executors, administrators, trustees or guardians. Any payment made by the Company prior to the acknowledgment by the Company of the written notice required by Article 9 hereof shall to the extent thereof discharge the obligation of the Company under this certificate. All amounts payable to or by the Company in connection with this certificate shall be payable at the home office of the Company unless otherwise elected by the Company. No person has authority to change the terms of this certificate or to bind the Company by any statement not set forth in it. Nothing contained in this certificate shall prevent the issuance by the Company of other securities or certificates with such terms and conditions as it shall determine.

--------------------- ----------------------- ----------------------------------
                         Aggregate Amount
                           of Payments                   Authorized
        Date               made on this                  Signature
                           Certificate
--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------

--------------------- ----------------------- ----------------------------------